CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (the “Agreement”) is made effective as December 29, 2016 (the “Effective Date”), by and between Wizard World, Inc., a Delaware corporation with its principal place of business at 662 N. Sepulveda Blvd., Suite 300, Los Angeles, California 90049 (the “Company”), and Bristol Capital, LLC, a Delaware limited liability company with its principal place of business located at 662 N. Sepulveda Blvd., Suite 300, Los Angeles, California 90049 (“BC” and together with the Company, the “Parties” or individually a “Party”).

WHEREAS, the Company is in the business of producing pop culture and live multimedia conventions across North America; and

WHEREAS, BC provides consulting services for business development and management; and

WHEREAS, the Company and BC desire to enter into this Agreement, pursuant to which BC will provide consulting services to the Company, subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, the Company and BC, intending to be legally bound, hereby agree as follows:

A.        Engagement

BC shall provide the Services defined below in Section C herein for the Company (the “Engagement”). The Parties agree that only Paul L. Kessler (“PLK”), Manager of BC, shall be assigned to the Engagement in order to provide the Services to the Company. In this capacity, PLK agrees to devote his best efforts, energies and skill to the full discharge of his duties and responsibilities.

B.       Term

Services under this Agreement shall commence on the Effective Date and shall continue through March 28, 2017 (the “Initial Term”); unless earlier terminated in accordance with the provisions of Section H below. The term of this Agreement shall automatically be extended for additional terms of ninety (90) days each (each a “Renewal Term”), unless either Party gives prior written notice of non-renewal to the other Party no later than thirty (30) days prior to the expiration of the then current Term (as defined herein). For purposes of this Agreement, the Initial Term and any Renewal Term are hereinafter collectively referred to as the “Term.”

C.       Services to be Performed

1.        During the Term of this Agreement, PLK shall serve the Company in the capacity of Executive Chairman of the Board of Directors (the “Board”) of the Company and PLK shall have such duties, responsibilities and authority as are commensurate and consistent with such position. Such duties include, without limitation, leadership of the Board; ensuring the Board’s effectiveness; guiding the Company in its relationships with shareholders, financial institutions and commentators; networking with clients and customers and providing strategic introductions as appropriate; positioning the Company to facilitate expansion of core business as well as potential business extensions and merger & acquisitions; assisting in strategies and negotiation of contracts with vendors, talent, third parties, and industry participants; introducing potential new board members; and assisting executive management in evaluating and refining overall strategy, internal controls and corporate governance (the “Services”). PLK shall devote a reasonable amount of hours per week to the performance of his duties hereunder, unless otherwise explicitly authorized by the Board. The Services will be performed in Los Angeles, California. Notwithstanding the foregoing, the expenditure of reasonable amounts of time by PLK for the making of personal investments, the oversight of existing business interests and the conduct of private business affairs and charitable activities shall be allowed, provided that such activities do not materially interfere with the Services required to be rendered to the Company hereunder and do not violate the restrictive covenants set forth herein.

2.       BC insures the Company that BC and PLK will use the highest degree of skill and expertise to professionally accomplish the Services during the Term of this Agreement and to project a positive image of the Company, in accordance with the Company’s policies and procedures and applicable law.

D.        Compensation for Services

1.       Fees for Services. In consideration for the Services rendered by BC and BC’s other obligation under this Agreement, the Company shall pay BC a monthly fee of Eighteen Thousand Seven Hundred Fifty and 00/100 Dollars ($18,750.00) in compensation for time devoted to the Engagement (the “Monthly Fee”). The initial Monthly Fee shall be due, and each subsequent Monthly Fee shall be paid, on or before the 1st business day of each month during the Term of this Agreement via wire transfer. In consideration of the work rendered by BC to the benefit of the Company prior to the Effective Date, the Company shall pay BC the Monthly Fee, pro-rated, for the time between September 1, 2016 and the Effective Date, with such amount due to BC upon BC’s first Monthly Fee.

2.       Annual Bonus. In addition to the Monthly Fee, provided that in the Board’s determination BC has performed the Services set forth in Section C hereof, BC may receive an annual bonus in an amount and under terms determined by the Compensation Committee of the Board and approved by the Board in its sole and absolute discretion.

3.        Equity. As additional consideration for entering into this Agreement, BC shall receive the following:

(i)       75,000 options to purchase shares of the Company’s common stock, such options vesting upon the Effective Date and expiring on December 29, 2021, at an exercise price of $0.50 per share;

(ii)       75,000 options to purchase shares of the Company’s common stock, such options vesting on December 31, 2016 and expiring on December 29, 2021, at an exercise price of $0.50 per share;

(iii)       75,000 options to purchase shares of the Company’s common stock, such options vesting on March 31, 2017 and expiring on December 29, 2021, at an exercise price of $0.55 per share;

(iv)       75,000 options to purchase shares of the Company’s common stock, such options vesting on June 30, 2017 and expiring on December 29, 2021, at an exercise price of $0.55 per share;

(v)       75,000 options to purchase shares of the Company’s common stock, such options vesting on September 30, 2017 and expiring on December 29, 2021, at an exercise price of $0.55 per share;

(vi)       75,000 options to purchase shares of the Company’s common stock, such options vesting on December 31, 2017 and expiring on December 29, 2021, at an exercise price of $0.60 per share;

(vii)       75,000 options to purchase shares of the Company’s common stock, such options vesting on March 31, 2018 and expiring on December 29, 2021, at an exercise price of $0.60 per share; and

(viii)       75,000 options to purchase shares of the Company’s common stock, such options vesting on June 30, 2018 and expiring on December 29, 2021, at an exercise price of $0.60 per share.

4.       Reimbursement of Reasonable Business Expenses. Upon BC’s furnishing to the Chief Executive Officer customary and reasonable documentary support (such as receipts or paid bills) evidencing reasonable auditable, out-of-pocket expenses actually incurred or paid by BC in connection with the Services (including travel expenses), and containing sufficient information to establish the amount, date, place and essential character of the expenditure, the Company shall advance or reimburse BC for such expenses in accordance with the Company’s policy for reimbursement of expenses. For greater certainty, “reasonable” for purposes of this provision with respect to airfare for travel greater than two hours shall be deemed to be (i) a first class or other premium airline ticket when there are only two (2) classes of tickets available for any given flight and (ii) a business airline ticket when there are three (3) or more classes of tickets available for any given flight.

5.       Entire Compensation. BC acknowledges that the foregoing provisions of this Section D constitute the sole and entire compensation and reimbursements payable to it for the Engagement and the provision of the Services of BC and PLK, and the Parties specifically agree that no compensation, benefits or other reimbursements of any other nature shall be paid or payable to BC or PLK as a result of the provision of Services hereunder.

E.        Ownership of Materials

1.       Ownership. Commencing on the Effective Date, all materials, reports, plans, information, ideas, inventions, discoveries, improvements, methods, processes, drawings, renditions, mock-ups, prototypes, creative execution, advertising ideas, creative concepts or other works conceived, created, reduced to practice, delivered or disclosed to the Company or produced or otherwise arising out of the Services, in whole or in part and whether alone or in conjunction with others (whether or not during work hours devoted to the Services) (collectively, the “Creative Materials”), and all rights, title and interests (including copyrights) in and to such Creative Materials throughout the world, are hereby assigned to the Company and shall be the sole and exclusive property of the Company. Creative Materials shall not include any materials or works related to, arising out of or derived from The Los Angeles Film School (“LAFS”) or PLK’s role or interest in LAFS (collectively, the “Excluded Materials”), notwithstanding the fact that the Company may discover and benefit from such Excluded Materials due to PLK’s role or interest in LAFS.

2.       Works Made for Hire. All copyrightable works comprising the Creative Materials shall be considered “works made for hire” as defined in the United States Copyright Act, whether published or unpublished, and all rights, title, and interest to all such copyrightable works shall be the exclusive property of the Company, and the Company shall be deemed to be the author and owner of such copyrightable works. BC shall not distribute the copyrightable works, in part or in entirety, to any third party without the express written consent of the Company.

3.        Disclosure; Cooperation. BC shall, and shall cause PLK, to promptly disclose all such Creative Materials to the Company, and the Company shall have full power and authority to file any patent or copyright registrations or other intellectual property submissions, applications or registrations throughout the world thereon and to procure and maintain any patents, copyrights or other intellectual property rights thereon. BC agrees, at the Company’s reasonable request and expense, to execute any applications, assignments, instruments and other documents, and perform such acts, as the Company may deem necessary or advisable to confirm and vest in the Company all such rights, title and interests throughout the world in and to such Creative Materials and all intellectual property rights pertaining thereto, and to assist the Company in procuring, maintaining, enforcing and defending such intellectual property rights and protection throughout the world thereon. To the extent not covered by the foregoing, The Company shall have the fully paid-up and irrevocable right to use and disclose freely and for any purpose all information and ideas disclosed by BC to the Company in performing the Services hereunder.

4.       BC and PLK Obligations. With respect to any Creative Materials, BC shall, and shall cause PLK, to:

(i)       Treat all information with respect thereto as Confidential Information of the Company;

(ii)       Keep complete and accurate records thereof, which records shall be the property of the Company;

(iii)       Give to the Company and its attorneys all reasonable and requested assistance in preparing such application;

(iv)       From time to time, upon the request and at the expense of the Company, but without payment to BC by the Company of additional consulting fees, execute all assignment or other instruments required to transfer and assign to the Company (or as it may direct) all Creative Materials, and all patents and applications for patents, copyrights or applications for registration of copyrights, covering such inventions or otherwise required to protect the rights and interests of the Company;

(v)       Testify in any proceedings or litigation as to any Creative Materials; and

(vi)       In case the Company shall desire to keep secret any Creative Materials, or shall for any reason decide not to have letters patent applied for thereon, refrain from applying for letters patent thereon.

F.       Proprietary Information.

1.       Proprietary Information Defined. For purposes of this Agreement, “Proprietary Information” shall mean any information belonging to the business of the Company that has not previously been publicly released by duly authorized representatives of Company and shall include (but shall not be limited to) information encompassed in all proposals, marketing and sales plans, financial information, costs, pricing information, computer programs (including source code, object code, algorithms and models), customer information, customer lists, and all methods, concepts, know-how or ideas and confidential information belonging to the Company and the Company’s customers or clients. Until such time as the earlier of (i) the termination of this Agreement, (ii) the date that PLK is no longer Chairman of the Board of the Company and (iii) the date that PLK (together with companies that PLK controls or is affiliated with) holds less than 5% of the Company’s outstanding common stock, BC agrees to regard and preserve as confidential all Proprietary Information whether BC or PLK has such Proprietary Information in memory or in writing or other physical form.

2.       Exception to Proprietary Information. Notwithstanding the foregoing, “Proprietary Information” shall not include information that (i) is disseminated to the public at no fault of BC, (ii) was obtained from a third party that did not have an obligation of confidentiality to the Company, and (iii) constitutes any information proposals, marketing and sales plans, financial information, costs, pricing information, computer programs (including source code, object code, algorithms and models), customer information, customer lists, and all methods, concepts, know-how or ideas, created or generated by BC for which BC has not been fully compensated.

3.       Disclosure of Proprietary Information. Until such time as the earlier of (i) the termination of this Agreement, (ii) the date that PLK is no longer Chairman of the Board of the Company and (iii) the date that PLK (together with companies that PLK controls or is affiliated with) holds less than 5% of the Company’s outstanding common stock, BC will not, without written authority from the Company to do so, directly or indirectly, disclose or use any Proprietary Information for BC or PLK’s benefit or purposes, nor disclose any Proprietary Information to others, either during the Term or thereafter, except as required by in performance of the Services .

G.        Exclusivity

During the term of this Agreement, PLK shall not provide services to any direct or indirect competitor of the Company. A competitor shall be defined for this Agreement as an entity engaged in the business of producing pop culture and live multimedia conventions.

H.       Termination

1       Events of Terminations. This Agreement and the Engagement shall terminate upon the happening of any of the following events:

(i)       upon PLK’s death;

(ii)       upon PLK’s Total Disability;

(iii)       upon the expiration of the Initial Term of this Agreement or any Renewal Term thereof, if either Party has provided a timely written notice of non-renewal;

(iv)       at BC’s option, in the event of an act by the Company constituting “Good Reason” (as defined herein) for termination by BC;

(v)       at the Company’s option, in the event of an act by BC or PLK constituting “Cause” (as defined herein) for termination by the Company; or

(vi)       upon Mutual Voluntary Termination (as defined herein) of BC’s Engagement with the Company.

2       Total Disability. For purposes of this Agreement, PLK shall be deemed to be suffering from a “Total Disability” if PLK is unable to engage in any substantial gainful activity (i) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for continuous period of not less than 12 months; or (iii) determined to be totally disabled by the Social Security Administration. Any question as to the existence of a disability shall be determined by the written opinion of PLK’s regularly attending physician (or his guardian or the Social Security Administration, where applicable).

3       Good Reason. For purposes of this Agreement, the term “Good Reason” means that BC has terminated the Engagement due to (i) any material diminution in PLK’s authority, duties or responsibilities (unless BC has agreed to such diminution), except in connection with the termination of the Engagement for disability, retirement, PLK’s death, or by BC’s voluntary actions; (ii) other than as expressly set forth herein, any material diminution in BC’s Monthly Fees (unless BC has agreed to such diminution); or (iii) any material violation by the Company of its obligations under this Agreement. Prior to BC terminating the Engagement with the Company for Good Reason, BC must provide written notice to the Company within ninety (90) days following the initial existence of such condition, that such Good Reason exists and setting forth in detail the grounds BC believes constitutes Good Reason. If the Company does not cure the conditions constituting Good Reason within ninety (90) days after receipt of written notice thereof from BC, or if such conditions are not capable of being cured in that time, a cure shall not have been diligently initiated by the Company within the ninety (90) days, then the Engagement shall be deemed terminated for Good Reason as of the date of BC’s notice to the Company.

4       Cause. For purposes of this Agreement, the term “Cause” means termination by Company of the Engagement (i) by reason of BC or PLK’s willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Company, (ii) by reason of BC’s material breach of this Agreement; (iii) by reason of BC or PLK’s gross negligence or intentional misconduct with respect to the performance of BC’s duties under this Agreement; (iv) or by reason of BC or PLK’s conviction of or entering of a guilty plea or a plea of no contest with respect to (i) a felony, or (ii) any crime involving fraud, larceny or embezzlement resulting in material harm to the Company by BC or PLK, provided, however, that no such termination will be deemed to be a termination for Cause unless the Company has provided BC with written notice of what it reasonably believes are the grounds for any termination for Cause and BC fails to take appropriate remedial actions during the fourteen (14) day period following receipt of such written notice.

5       Mutual Voluntary Termination. For the purposes of this agreement, the term “Mutual Voluntary Termination” means termination of the Engagement upon the mutual agreement of the Company and BC.

I.       Effects of Termination or Change in Control

1       Termination Pursuant Section H(1)(i) or (ii). Upon termination of the Engagement pursuant to Section H(1)(i) or (ii), in addition to the accrued but unpaid compensation through the date of PLK’s death or Total Disability outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date, BC shall be entitled to the following benefits: (i) six (6) months of Monthly Fees at the then current rate, payable in a lump sum; and (ii) payment on a pro-rated basis of any bonus or other payments earned in connection with any bonus plan to which BC was a participant as of the date of death or Total Disability.

2       Termination Pursuant Section H(1)(iii). Upon termination of the Engagement pursuant to Section H(1)(iii), BC shall be entitled to receive only the accrued but unpaid compensation through the date of termination and the reimbursement of documented, unreimbursed expenses incurred prior to such date.

3       Termination Pursuant Section H(1)(iv). Upon termination of the Engagement pursuant to Section H(1)(iv), in addition to the accrued but unpaid compensation through the date of termination and any other benefits accrued to him under any benefit plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date, BC shall be entitled to the following severance benefits: (i) twelve (12) months’ Monthly Fees at the then current rate, to be paid in equal monthly installments, less withholding of all applicable taxes, at such times she would have received them if there was no termination; and (ii) payment on a pro-rated basis of any bonus or other payments earned in connection with any bonus plan to which BC was a participant as of the date of termination of the Engagement.

4       Termination Pursuant Section H(1)(v) or (vi). Upon termination of the Engagement pursuant to Section H(1)(v) or (vi), the Company shall reimburse the documented, unreimbursed expenses incurred prior to such date of termination and BC shall be entitled to the accrued and unpaid Monthly Fees through the date of termination.

5       Change in Control. Upon a Change in Control during the Term, all options issued to BC pursuant to Section D (3) hereof shall be deemed fully vested as of the date of the Change in Control. For purposes of this Agreement “Change in Control” means the occurrence of any of the following events:

(i)       Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power of the Company’s then outstanding voting securities or fifty percent (50%) or more of the fair market value of the Company;

(ii)       Within a twelve month period, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the total voting power of the Company’s then outstanding voting securities;

(iii)       Within a twelve month period, less than a majority of the directors are Incumbent Directors. For purposes of this Agreement, “Incumbent Directors” means directors who (A) are directors of the Company as of the date hereof or (B) are elected, or nominated for election, to the Board with the affirmative votes of a majority of the Incumbent Directors at the time of such election or nomination; or

(iv)       The Company has sold all or substantially all of its assets to another person or entity that is not a majority-owned subsidiary of the Company.

Notwithstanding the preceding, the above-listed events must satisfy the requirements of Treasury Regulation Section 1.409A-3(i)(5) in order to be deemed a Change in Control.

J.        Indemnification

1.       The Company agrees to defend, indemnify and hold BC and PLK harmless from and against any and all claims, liabilities, losses, damages, and expenses arising out of: (a) any breach by the Company of its warranties, representations, covenants and obligations outlined in this Agreement; (b) the gross negligence or willful misconduct of the Company; and (c) the failure of the Company to comply with all legal requirements to the best of its knowledge at the time.

2.       BC and PLK agree to defend, indemnify and hold the Company harmless from and against any and all claims, liabilities, losses, damages, and expenses arising out of: (a) any material breach by BC or PLK of its warranties, representations, covenants and obligations outlined in this Agreement; (b) the gross negligence or willful misconduct of BC or PLK; and (c) the failure of BC or PLK to comply with all legal requirements to the best of his knowledge at the time.

3.       The Parties further agree that they shall not, without the prior written consent of the other Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which defense and/or indemnification may be sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Party seeking defense and/or indemnity from all liability arising out of such claim, action, suit or proceeding.

4.       The Party seeking defense or indemnification hereunder shall: (i) promptly notify the other Party of the matter for which defense or indemnification is sought; (ii) subject to the immediately preceding sentence of this paragraph, provide the other Party with sole control over the defense and/or settlement thereof, including but not limited to the selection of counsel; and (iii) at the request of the Party providing defense and/or indemnification, fully cooperate in the provision of full and complete information and reasonable assistance with respect to the defense of such matter.

K.       Survival

The obligations of the Parties pursuant to Sections E, F and J shall survive the termination of this Agreement, regardless of the reason for such termination, along with any and all other provisions that expressly provide for survival of termination.

L.        Relationship of the Parties; Independent Contractor Status

The Parties agree that the relationship created by this Engagement is one of an independent contractor. The Parties further agree that BC and PLK, are not and shall not be considered employees of the Company and are not and shall not be entitled to any of the rights and/or benefits that the Company provides for the Company’s employees (including any employee pension, health, vacation pay, sick pay or other fringe benefits offered by the Company under plan or practice) by virtue of the Services being rendered by BC or otherwise. BC acknowledges and agrees that the Company does not, and shall not, maintain or procure any workers’ compensation or unemployment compensation insurance for or on behalf of PLK, and shall make no state temporary disability or family leave insurance payments on behalf of PLK, and BC agrees that neither BC nor PLK, will be entitled to these benefits in connection with performance of the Services under this Agreement. BC acknowledges and agrees that it shall be solely responsible for paying all salaries, wages, benefits and other compensation which PLK, may be entitled to receive in connection with the performance of the Services under this Agreement. BC is responsible for all taxes, if any, imposed on it in connection with its performance of Services under this Agreement, including any federal, state and local income, sales, use, excise and other taxes or assessments thereon.

M.        Binding Nature; Assignments

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, representatives, administrators, heirs, executors and permitted assigns, except that the duties of PLK are personal and shall not be assigned or subcontracted without the Company’s prior written consent and any purported assignment without such written consent shall be deemed void and unenforceable.

N.        Entire Agreement; Amendments

This Agreement contains the entire understanding between the Parties with respect to its subject matter and supersedes all previous negotiations, agreements or understandings between the Parties, whether written or verbal. This Agreement may not be amended or modified, except in writing, executed by duly authorized representatives of the Parties hereto.

O.        Governing Law; Consent to Jurisdiction and Venue

This agreement shall be governed by and construed in accordance with the laws State of New York, without giving effect to principles of conflicts of laws. The Parties agree that any dispute concerning or arising under this Agreement shall be subject to the exclusive jurisdiction of the state and federal courts of the State of New York, USA, and each Party agrees to submit to the personal and exclusive jurisdiction and venue of such courts.

P.        Notices

All notices required or permitted to be delivered under this Agreement shall be in writing and sent to the principal place of business of the Party to whom they are addressed. Notices to BC shall be delivered to the attention of the Manager. Notices to the Company shall be delivered to the attention of the Chief Executive Officer. All notices under this Agreement shall be deemed delivered only if sent by overnight mail or courier with return receipt.

Q.        Severability

If any provision of this Agreement is found to be invalid or unenforceable for any reason by a court of competent jurisdiction, that provision shall be stricken from this Agreement and that finding shall not invalidate any other terms of this Agreement, which terms shall remain in full force and effect according to the surviving terms of this Agreement. In such an event, the Parties shall negotiate with one another to agree on a provision which the Parties would have agreed if they had known of the defect when they signed this Agreement, in order to achieve the same commercial outcome and objectives of this Agreement that were intended upon its execution.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of the Parties as of its Effective Date.

WIZARD WORLD, INC.

By:	/s/ John D. Maatta
Name:	John D. Maatta
Title:	President & Chief Executive Officer

BRISTOL CAPITAL, LLC

By:	/s/ Paul Kessler
Name:	Paul Kessler
Title:	Manager